Consent of Independent Registered Public Accounting Firm

Abraxas Petroleum Corporation

San Antonio, Texas

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-219873), Form S-4 (No. 333-212340) and Form S-8 (Nos. 333-219877, 333-17375, 333-17377, 033-81416, 333-55691, 333-74614, 333-74592, 333-135032, 333-153635, 333-162358, 333-168022, 333-188117, 333-204744 and 333-212341) of Abraxas Petroleum Corporation of our reports dated June 26, 2020, relating to the consolidated financial statements, and the effectiveness of Abraxas Petroleum Corporation’s internal control over financial reporting, which appear in this Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of Abraxas Petroleum Corporation’s internal control over financial reporting as of December 31, 2019.

/s/ BDO USA, LLP

San Antonio, Texas

June 26, 2020